Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Artec Consulting Corp. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated February 11, 2013 on the balance sheet of Artec Consulting Corp. as at January 31, 2013, and the related statements of operations, stockholders' equity, and cash flows for the period from August 6, 2012 (date of inception) through January 31, 2013.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

April 3, 2013              Ronald R. Chadwick, P.C.